Exhibit 10.31

Certain identified information has been excluded… because it is both not material and is the type of information the registrant treats as private or confidential. Redactions are indicated by [***].

[***]

CUSTOM STORAGE AND BOTTLING AGREEMENT

This Custom Bottling Agreement (this "Agreement") is entered into effective as of January, 24, 2025, between [***], a California limited liability company, [***] ("Winery"), and SUMMER WATER, INC, 927 S. Santa Fe Ave Los Angeles CA 90021 ("Producer"). In consideration of the mutual covenants and considerations hereinafter expressed, the parties agree as follows:

RECITALS:

(a)	Producer is or will become the owner of certain Rose juice, or bulk wine from the 2024, 2025, 2026, and 2027 vintages. Producer engages Winery store and bottle Producer's juice and/or wine pursuant to industry best-practices and otherwise in accordance with the terms of this Agreement.

(b)	For the purposes of this Agreement, "wine" or "wines" shall refer collectively to Producer's bulk Rose juice or wine and solely to the Summer Water brand.

(c)	Winery has an established partnership agreement with Mercenary Bottling (hereafter referred to as "Bottler") who provides all bottling services at [***]' location at [***]

(d)	Producer believes Winery has the necessary labor, equipment, qualifications, experience, and abilities to provide service to the Producer.

(e)	Producer's parent company, Maison Thomas LLC, holds and shall maintain an Alternating Proprietor agreement with Winery at [***].

NOW, THEREFORE, in consideration of the mutual covenants and considerations hereinafter expressed, the parties agree as follows:

1.	TERM: Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2028 ("Term"). For the avoidance of doubt, this Agreement only applies to grapes, juice, and/or wine processed for vintage 2024, 2025, 2026, and 2027. Should Producer elect to use Winery's services for vintage 2028 grapes, juice, and/or wine, this Agreement shall be amended to contract for those services.

During the term of this Agreement, Producer shall have the right to cancel storage and bottling pertaining to the 2026 and 2027 vintages (only). Should Producer wish to cancel the agreement following bottling of the 2025 vintage, but previous to the 2026 vintage, Producer may do so by notifying Winery no later than June 1, 2026 and paying to Winery a buy-out fee of $221,450 by no later than September 1, 2026. Should Producer wish to cancel the agreement following bottling of the 2026 vintage, but prior to the 2027 vintage, Producer may do so by notifying Winery no later than June 1, 2027 and paying to Winery a buy-out fee of $136,000 no later than September 1, 2027.

2.	STORAGE VOLUMES: Producer agrees to deliver to Winery at the address set forth above the approximate gallons of Rose juice and/or wine stated below, for storage, in accordance with the Protocol and the Winery's Outline of Services and Charges hereto attached and made a part of this Agreement as Schedule A (the "Pricing"):

Vintage 2024:	120,000 gallons
Vintage 2025:	120,000 gallons
Vintage 2026:	120,000 gallons
Vintage 2027:	120,000 gallons

3.	BOTTLING VOLUMES: Producer agrees to bottle wines stored at Winery in the approximate 9L equivalent case volumes ("cases") stated below, in accordance with the Winery's Outline of Services and Charges hereto attached and made a part of this Agreement as Schedule A:

Vintage 2024 bottling 2025:	50,000 cases
Vintage 2025 bottling 2026:	50,000 cases
Vintage 2026 bottling 2027:	50,000 cases
Vintage 2027 bottling 2028:	50,000 cases

In the event that Producer bottles less than the aggregate case commitment set forth in this Section 3, Winery shall have the option of charging Producer for the greater of (a) cases actually bottled, or (b) 80% of Producer's aggregate bottling commitment (for example, and without limitation, if Producer's bottling commitment as set forth in the Protocol is 10,000 cases, and the total bottled is only 6,000 cases, Winery shall have the option of charging Producer for bottling of 8,000 9L case equivalents).

Should Producer wish to store and/or bottle wine in excess of the listed volumes above at any time during the term of this Agreement, Winery shall work with Producer to determine a mutually agreeable schedule that is reasonable given Winery's then- current schedule and available capacities. This current contract will remain in effect on volume increases. If Producer increases volume above 20% of current contract Winery agrees in good faith to negotiate discounted pricing.

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4.	TITLE TO WINE: Title to the wine, and risk of loss or damage, will remain with Producer at all times, subject to any lien which Winery may have for services rendered hereunder in accordance with the terms of this Agreement and applicable law. It shall be the responsibility of Producer to pay all federal, state, and local taxes when due.

5.	PAYMENT TERMS: Bottling charges will be due 15 days following each bottling event. All other charges will be due 30 days after billing and supporting documentation. Past due accounts are subject to a late charge of 1.5% per month (18% annually).

6.	INSURANCE: At all times during the Term, both parties shall, at their sole cost and expense during the term of this Agreement, maintain in full force and effect the following types of insurance, in at least the amounts and in the forms specified in this Section 11, which policies shall be primary and non-contributory with respect to any liability arising under this Agreement:

(i)	General liability insurance with coverage limits of not less than $1,000,000 per occurrence and a general aggregate limit of not less than $2,000,000.

(ii)	Workers compensation insurance in compliance with all applicable statutory workers' compensation laws, of not less than $1,000,000.

7.	SCHEDULING

(a)	Producer agrees to bottle wines from each vintage in the following calendar year and to do so in a single run of roughly 10,000 cases in February the year following vintage, 10,000 cases as a single run in March of the year following vintage, and 10,000 cases as a single run in May of the year following vintage. Remaining bottling dates to be determined in good faith by both Producer and Winery.

(b)	Completed Bottling Work Orders must be received by Winery no later than 30 days prior to bottling date.

(c)	Wine to be bottled shall arrive at Winery no later than 14 days prior to bottling date. This time is required for pre-bottling chemistry and stability checks.

(d)	All packaging shall arrive at Winery no later than two business days prior to bottling.

(e)	Failure of Producer to strictly adhere to this schedule could result in bottling delays. In the event that bottling must be delayed due to late arrival of bulk wine, packaging or defect of said packaging, Producer shall pay cancellation fees as specified in Schedule A.

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8.	WINEMAKING AND STORAGE INSTRUCTIONS: Producer shall provide Winery with detailed written winemaking and storage instructions. In the event that any additional service or processing is to be performed on the wine at the request of the Producer amending Winery's Services and Charges, these instructions will be attached, in writing, to this basic agreement and the Producer will be billed accordingly.

9.	BOTTLING INSTRUCTIONS: Producer shall provide Winery with instructions in the form of the Bottling Work Order (Exhibit A). In the event that any additional service or processing is to be performed on the wine or in coordination with botting, at the request of the Producer amending Winery's Services and Charges, these instructions will be attached, in writing, to this basic agreement and the Producer will be billed accordingly.

10.	WINERY’S RESPONSIBILITIES: Winery is to store and perform winemaking work on Producer's wine as instructed according to Winery's Services and Charges attached hereto as Schedule A and to manage the bottling of Producer's wine according to Bottling Work Order attached hereto as Exhibit A. Any process or procedure requested by Producer which is not consistent with Winery's Services and Charges must be approved by Winery and may be subject to an added charge. Winery shall upon request provide Producer with all documentation and QC records related to the bottling.

11.	BOTTLING FILTERS: Unless specified in writing by the Producer, Winery shall provide a new set of Bottling Filters (0.65 micron pre-filter and 0.45 micron final filter) for each bottling run and shall bill Producer as specified in Schedule A.

12.	PRODUCER’S RESPONSIBILITIES:

(a)	Pre-Bottling Approval. Producer is solely responsible for the approval of wines prior to bottling. In the event that Producer fails to sign and/or submit Winery's Bottling Approval Form Winery reserves the right to use Winery's own best judgement regarding bottling specifications for Producer's wines if in Winery's opinion a situation detrimental to Winery's schedule and/or best interest might arise.

(b)	Packaging Supplies. Producer shall supply all packaging materials including, but not limited to; the wine to be bottled, corks, screwcaps, crown caps, labels, bottles, and boxes. Producer is responsible for the condition and quality of all packaging supplies and agrees to provide supplies in accordance with Winery's specifications and delivery timelines. At no time should Producer schedule delivery of packaging supplies to Winery without Winery's express consent. In the event that Producer's packaging supplies deliver to Winery without consent or outside of agreed upon timelines, Winery reserves the right to charge Producer according to Winery's Services and Charges attached hereto as Schedule A. In the event that bottling must be delayed due to late arrival of packaging or defect of said packaging, Producer shall pay cancellation fees as specified in Schedule A.

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(c)	Bottling and Packaging Quality Control Approval. Producer is responsible for the approval of the bottling/la belli ng process and the appearance of the finished bottle/package. If at any time Producer objects to the quality or appearance of the bottling/packaging, including, but not limited to; the closure, foil and/or labels, Producer shall immediately notify Winery of such concern(s) and shall request Winery temporarily cease bottling/la belli ng operations. Producer's failure to timely object to the quality of appearance of the bottling/packaging during operations shall waive any subsequent claims against Winery concerning the quality or appearance of the bottling/labelling services rendered. Winery strongly recommends that a duly authorized Producer representative be present at the commencement of bottling to ensure wine and packaging specifications are met. Winery shall not provide heat shrink label application nor bottle into pre-sleeved containers. Producer specifically authorizes Winery to collect a minimum of two (2) bottle samples of each different wine and as many as two (2) bottle samples of each different wine per hour of run time from the bottling line as may be deemed necessary during the bottling operations for the purposes of quality assurance.

(d)	Beverage Stability. Winery shall run a Pre-Bottling Wine Panel on all wines prior to bottling. Assurance of the microbial and chemical (heat and cold) stability of the wine being bottled is the sole responsibility of Producer, and Winery expressly rejects any liability for the condition of the wine both before and after bottling. The Producer is also responsible for providing to Winery with bottling specification to include FSO2 and dissolved oxygen thresholds. Winery's staff are responsible for checking dissolved oxygen content sufficiently in advance of the commencement of the bottling operations as well as the day of. Bottler's bottling equipment offers state of the art technology which delivers product to the bottle with the lowest levels of dissolved oxygen achievable; however, due to many circumstances beyond Winery's control, Winery is not responsible for oxidation of the wine after the completion of bottling. Winery will monitor the dissolved oxygen level at regular intervals during the bottling operations and prior to the wine entering the filler bowl.

(e)	Label Compliance: Producer is solely responsible that wine labels comply with all applicable local, State and Federal wine labelling laws and that the wine being bottled has composition (varietal, vintage, AVA and alcohol) matching the label. Winery reserves the right to refuse to package any wines it believes to not be in compliance and/or not match the composition indicated on the label.

(f)	Removal of Bottled Wine: Producer is aware that bottled wine must be removed from Winery within 5 business days of bottling. In the event that Producer fails to remove bottled wines within 5 business days of bottling, storage fees shall accrue as specified in Schedule A.

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(g)	Reporting and Payment of Tax: Producer acknowledges and agrees it shall be responsible for performing all record keeping required in connection with its licensed operation, including, but not limited to, records and reports regarding production, storage, bottling, shipping, tax determination, and tax reporting. Winery will, under no condition, ship wine tax paid on behalf of Producer.

13.	DISCLAIMERS:

(a)	Packaging Materials and Supplies. Producer is responsible to provide to Winery all packaging materials. Producer is expected to provide Winery with packaging materials and supplies which are in proper form and condition for their intended use, and which have been stored and inventoried in an environment which ensures their sterility, general cleanliness, quality and form and function.

(b)	Packaging Materials Losses. Winery will not be responsible for any packaging supply breakage, or waste due to bottle size irregularities, label issues, or closures and capsules which are compromised in form prior to application, label losses due to glass irregularities in shape, form, and coatings which prevent adequate adherence to the bottle.

(c)	Closure Materials Adverse Effects on wine. Winery is not responsible for degradation, oxidation, discoloration, and/or off odors, damage, or leakage of Producer's wine due to the condition of, or defects in, any bottles or closure materials provided by Client, or any other conditions outside of the direct control of Winery.

(d)	No Guarantee of Closure: Producer's closures are subject to industry quality control inspections. While operating, closures may pass quality control inspections but have internal flaws that may fail after being sealed. Winery holds no liability to absolute quality control or guarantee of the stability of closure based on standard quality control inspections.

(e)	Release of Liability for Unfiltered Wine. In the event that Producer requests Winery to bottle wine without filtering, Producer hereby releases Winery, and agrees to hold Winery harmless, from any and all adverse conditions of the wine including but not limited to yeast or bacterial refermentation and/or Brettanomyces infection.

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(f)	Overages and Shortages. If Producer requires services in excess of what is detailed in Exhibit A (an "Overage"), Winery will use reasonable efforts to accommodate Overage within limits (Time, labor, materials, scheduling). Winery shall not be obligated to accommodate any Overage. Client shall pay for all additional services performed by Winery as a result of Overage as specified in Schedule A.

If Producer's quantity of wine or packaging is less than specified in Exhibit A (a "Shortage") for any reason including, but not limited to; defects, nonconformity or damage to packaging, insufficient quantities or incorrect packaging, Producer shall be responsible to pay Winery minimum charges for days booked as specified in Schedule A.

14.	FORCE MAJEURE: Neither party to this agreement shall be responsible or liable in any way for any default in the performance hereof arising directly or indirectly from causes beyond the control of such party, including, but not limited to fire, flood, earthquake, war, embargo, strike, boycott, lockout, labor dispute, accident, explosion, riot, insurrection, shortage of fuel, mechanical breakdown, Acts of God, or expropriation of plant by government authority, or for any failure of any kind if the same shall be caused in any way by federal, state, or other governmental authority.

15.	LICENSING: Producer warrants that it has, or will obtain prior to any bottling, all necessary licenses and permits to comply with federal and state regulations. Producer shall give copies of these documents to Winery upon request.

16.	SUCCESSORS AND ASSIGNS: This Agreement may not be assigned (by operation of law or otherwise) by either party without prior written consent of the non-assigning party. Notwithstanding the foregoing to the contrary, either party may on notice only assign its rights under this Agreement to an affiliated party, which for purposes of this Agreement is defined as a party that controls, is controlled by, or is under common control with the assigning party.

17.	DEFAULT: Producer shall be in material breach and default under this Agreement upon the occurrence of any one or more of the following events:

(a)	Producer shall fail to pay any amount payable by Producer to Winery as and when due and such failure continues for a period of thirty (30) days following written notice from Winery.

(b)	Producer shall breach any other term or provision herein contained and shall fail to remedy such breach within thirty (30) days after written notice thereof by Winery provided if nature of such default is such that it cannot be reasonably cured within said thirty (30) day period. Producer shall not be in default if Producer shall within such period commence such cure and thereafter diligently prosecute the same to completion. Upon the occurrence of any event of default, Winery shall have all of the rights and remedies afforded to a lienholder under Section 3051 et seq. of the Civil Code of the State of California, all of the rights and remedies afforded to a secured party under Division 9 of the Uniform Commercial Code of California, and all other rights, powers and remedies as may be available to Winery by virtue of the Agreement, or at law or in equity.

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18.	ARBITRATION: All disputes that may arise between parties regarding the interpretation or application of this Agreement and the legal effect thereof shall, to the exclusion of any court of law, be arbitrated and determined by arbitration in California pursuant to California Code of Civil Procedure section 1280 et seq. unless the parties can resolve the dispute by mutual agreement. Either party shall have the right to submit any dispute to arbitration 15 days after the other party has been notified as to the nature of the dispute. In the event either party incurs attorney's fees as a result of a dispute regarding this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, as determined by arbitration.

19.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the local law of the State of California.

Signatures on Following Page

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ACCEPTED BY:

SUMMER WATER, INC		[***]

By:	/s/ Ryan Zotovich	By:

Name:	Ryan Zotovich	Name:	Josh Baker

Title:	VP of Winemaking	Title:	CEO

Date:	1/24/2025	Date:	1/24/2025

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Schedule A: Pricing

Battling Fees and Charges
Standard package pricing*	$4.15	per case
*Rates are based on a standard 12 x 750ml full service package (cork and capsule or screwcap, front and back label), standard case box.
*Rates are subject to change for any non-standard package.
Per case rate includes:
All packaging receival
5 business days of glass and/or dry goods storage
Current vintage tank storage January through July one year post vintage
Standard Lab QC during storage and bottling
Standard battling Labor
Pallet wrapping
5 business days of finished goods storage
Packaging receival	Included
Lab QC	Included
Tray packs	$3.00	per case
Trade name permit additon	$150.00	per
COLA/Compliance/ltem Setup	$150.00	per wine
Finished goods storage (5 business days included)	$25.00	per pallet per week
Glass and/or dry goods storage (5 business days included)	$25.00	per pallet per week
Kegging to client provided kegs (minimum 50 kegs)*	$12.00	per 5 gallon keg
Repacking	$3.00	per case
Finished Goods Dispatch	$150.00	per dispatch
Bottling Filters- Pre Filter	$290.00	per filter
Battling Filters- Final Filter	$430.00	per filter
40 x 48 GMA Pallet	$18.00	per pallet
Cancellation/Minimum Daily Fee - If bottling cancelled with less than 30 days notice or bottling was unable to proceed due to packaging delays or defects or if a shortage results in Producer needing less time than estimated.	$2,500.00	per day

Storage and movements
Move wine/juice to/from barrel (Minimum 10 barrels)	$5.00	per barrel
Then current vintage wine storage (tank) January 1 - July 31 of year following vintage	Included	per gallon/week
Then current vintage wine storage (tank) August 1 - December 31 of year following vintage*	$0.33	per gallon/month
Past vintage wine storage (tank) January 1 two years following vintage*	$0.33	per gallon/month
Bulk wine dispatch or receival	$250.00	per tanker
Finishing and Misc
First crossflow filtration (minimum 1000 gallons)	Included	per filtered gallon
In excess of one crossflow filtration (minimum 1000 gallons)	$0.25	per filtered gallon
3rd Party wine treatment (such as VA removal)- not including 3rd Party charges	$500.00	per occurrence
Additional administrative support staff	$85.00	per hour
Additional labor	$55.00	per hour
Materials/Additions not provided by client	cost +25%
*	Requires prior approval from Phase 2 Cellars
All pricing subject to 3.0% annual increase
Other work not listed to be discussed and mutually agreed upon by both parties

Lab (includes sampling)
Acetic Acid	$25.00	per sample
Alcohol	$25.00	per sample
Amino Nitrogen	$27.00	per sample
Ammonia	$23.00	per sample
Barrel Wise FSO2	$24.00	per sample
Bottling Panel (AA, alc, cold stab, density, DCO2, DC. FSO2, GF, heat stab. pH. TA, TSO2, turbidity)	$160.00	per sample
Bentonite trial	$75.00	per sample
Bulk sampling- barrel	$10.00	per sample
Bulk sampling- tank	$3.00	per sample
Cold stability CMC trial	$75.00	per sample
Conductivity/Cold stability check	$35.00	per sample
Density/Specific Gravity	$15.00	per sample
Dissolved CO2	$15.00	per sample
Dissolved Oxygen	$12.00	per sample
Free SO2	$15.00	per sample
Grape Maturity (Brix- refract, pH, TA)	$35.00	per sample
Glucose/Fructose	$25.00	per sample
Heat Stability Check	$27.00	per sample
Juice Panel (Brix- DMA and refract, pH,TA,YAN- NH3 and PAN. ML)	$90.00	per sample
Malic Acid	$25.00	per sample
Monthly wine panel (FSO2 and Acetic Acid)	$32.00	per sample
Potassium	$35.00	per sample
pH	$15.00	per sample
Titratable Acidity	$20.00	per sample
Total SO2	$20.00	per sample
Turbidity	$15.00	per sample
Wine Panel (pH,TA, FSO2. TSO2, GF, ML, AA, Alc)	$130.00	per sample

Exhibit A. Bottling Work Order

Client	
Bottling Dates	

Enter Details Here >	Brand/Label		Wine												
	# Cases (9L equiv)	Glass	Size	Closure	Capsule	Labels	Filtration /Velcorin?	Neck up/ neck down in case	Printed or content cases?	Case Label	Neck up/neck down on pallet	Palletization: cases per layer, number of layers, total cases per pallet		Other Notes	
Enter Details Here >															
	Label height front (mm from bottom of bottle to bottom of label)	Label height back (mm from bottom of bottle to bottom of label)	Closure type (screwcap, natural cork, etc)	Closure size (44mm, 49mm)	Printing on cork (side and end brand details)	Foil material (tin, polylam)	Foil size	Foil color	Case Label text	Pallet Tags	Bond Number	When shipping cased goods, ship as in bond or tax paid?		Other Notes	
Enter Details Here >															
	Free SO2 target	Alcohol % (on label)	Dissolved Oxygen target	Dissolved CO2 target	Residual Sugar	Heat stability	Cold stability	Turbidity	Filtration	Tank set temp	Fill Volume	Cap Torque Slip (lb-in)	Cap Torque Break (lb-in)	Vacuum (inHg)	Label placement
Example	0.5-0.8 mg/L molecular or 25-35ppm FSO2	±0.50% from label	<1.0ppm	500-1500mg/L	<2g/L (dry wine)	<1.0 ∆NTU after heat exposure (2 hours @ 80°C)	Conductivity change <2% (whites/rose	<1 NTU	Crossflo w filtered	58°F	±5mLs	6-24	6-24	0 to -5	±3mm
Enter Details Here >